Senior Note N-__
Original Principal Amount: $______
Holder: ______
Date of Issuance: August 17, 2007

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AND (II) EXCEPT IN COMPLIANCE WITH SECTION 9.1 OF THAT CERTAIN NOTE PURCHASE AGREEMENT (THE “NOTE PURCHASE AGREEMENT”) DATED AS OF AUGUST 17, 2007, AMONG THE ISSUERS, THE NOTE PURCHASERS (AS DEFINED THEREIN) AND THE GUARANTORS PARTY THERETO.

THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO ENCOMPASS GROUP AFFILIATES, INC., C/O H.I.G. CAPITAL L.L.C., 855 BOYLSTON STREET, 11TH FLOOR, BOSTON, MA 02116, ATTENTION: JOHN BLACK, INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.

ENCOMPASS GROUP AFFILIATES, INC.

SENIOR NOTE
DUE 2012

N-__
Original Principal Amount: $______

Issue Date: August 17, 2007

FOR VALUE RECEIVED, the undersigned, Encompass Group Affiliates, Inc., a Delaware corporation ("Borrower") HEREBY PROMISES TO PAY _______ or its assigns (the “Holder”), the Adjusted Principal Amount (defined below) of this Note on or before August 17, 2012 (the “Maturity Date”) or such earlier date as due and payable in accordance with the Note Purchase Agreement, plus interest on the Adjusted Principal Amount outstanding from time to time at the interest rate specified in the Note Purchase Agreement and, to the extent required under the Note Purchase Agreement, the Applicable Premium (as defined in the Note Purchase Agreement) and any other premium thereon.

This Note (i) is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, (ii) is entitled to the benefits and subject to the terms set forth in the Note Purchase Agreement, (iii) constitutes a Note Obligation under the Note Purchase Agreement, and (iv) is secured by and entitled to the benefits of the Collateral Documents referred to in the Note Purchase Agreement. Capitalized terms used but not defined herein have the meanings provided in the Note Purchase Agreement.

The Adjusted Principal Amount of this Note is equal to the sum of________________________________, minus any prior principal amounts paid with respect to this Note (but excluding any Applicable Premium or other premium paid with respect to any such prepayment).

Interest shall be payable on the interest payment dates specified in the Note Purchase Agreement, and shall further be due and payable on any partial or complete repayment of this Note, on any portion of the Adjusted Principal Amount so prepaid, on the Maturity Date (and after the Maturity Date, to the extent not paid, on demand) and upon any acceleration of the amounts due hereunder. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Senior Note N-__
Original Principal Amount: $______
Holder: ______
Date of Issuance: August 17, 2007

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Interest on this Note shall accrue on the Adjusted Principal Amount of this Note in the manner and at the rate or rates per annum determined pursuant to the terms of the Note Purchase Agreement. Payments of principal and interest on this Note are to be made in lawful money of the United States of America in immediately available funds at the times and in the manner described in the Note Purchase Agreement.

All payments made on account of principal hereof, and any adjustments to the Adjusted Principal Amount, shall be recorded by the Holder and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note, provided, however, that the failure of the Holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligations of the Borrower to make payments of principal, interest or any other amounts with respect to this Note and the Note Purchase Agreement.

The Borrower shall, upon surrender of a Note that is paid or prepaid in part, promptly execute and deliver to the Holder a new Note equal in principal amount to the unpaid portion of the Note surrendered.

The Borrower hereby acknowledges and makes this Note a registered obligation for U.S. federal tax purposes. The Borrower shall be the registrar for this Note (the “Registrar”) with full power of substitution. In the event the Registrar becomes unable or unwilling to act as registrar under this Note, the Borrower shall designate a successor Registrar reasonably acceptable to the Required Purchasers.

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Note Purchase Agreement.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, on the date first above mentioned.

Encompass Group Affiliates, Inc.

By:
Name: Title:

Signature Page to Note

Senior Note N-__
Original Principal Amount: $______
Holder: ______
Date of Issuance: August 17, 2007

PRINCIPAL AMOUNT OF NOTE AND PAYMENTS OF PRINCIPAL

Date	Original Principal Amount of Note	Amount of Principal Repaid	Notation Made By